Exhibit 99.1

1st Mariner Bancorp Founder, Edwin F. Hale Sr., Announces Retirement

Hale built 1st Mariner Bank into the largest independently owned bank in Baltimore, which today employs hundreds of Baltimoreans.

Baltimore, MD (December 23, 2011) — 1st Mariner Bancorp (OTCBB: FMAR.OB), parent company of 1st Mariner Bank, announced today that Edwin F. Hale Sr., chairman and chief executive officer of the company and bank, retired from the board and his executive capacity effective December 22, 2011.  Hale turned 65 in November and elected to announce his retirement plans in conjunction with the company’s year end Board of Directors’ meeting. Plans for Hale’s retirement were initially contemplated in April in conjunction with the Company’s announcement of the execution of a stock purchase agreement with Priam Capital Fund I, L.P.

“While it is difficult to leave 1st Mariner, the time is right,” said Hale, who launched the bank in 1995.  “I am proud of the commitment to community banking 1st Mariner has embraced and the hundreds of financial services jobs the company has created in the Baltimore metropolitan area.”

Captain Michael R. Watson, will become interim, non-executive chairman of the banking company upon Hale’s departure.  Watson, a 1st Mariner Bancorp director since 1998, is the President of the International Maritime Pilots’ Association and the President of the American Pilots’ Association and is a Past Chairman of the Baltimore Branch of the Federal Reserve Bank of Richmond.   Mark Keidel, currently the President and Chief Operating Officer of the company and the bank will assume the principal executive responsibility on an interim basis, subject to regulatory approval.  Keidel has been a senior executive at 1st Mariner since June, 2000.

1st Mariner also announced that Jack E. Steil, formerly president of Wilmington Trust Mid-Atlantic Region, and Robert D. Kunisch Jr., formerly president of Wilmington Trust FSB, Maryland, have been engaged by the company since July of this year to advise the board of directors with respect to strategic planning, and they will continue to serve in this capacity. Prior to joining Wilmington Trust, Steil and Kunisch were both executives at Mercantile Bankshares Corporation.  Steil spent 32 years with the Mercantile during which time he served in many capacities including Chief Credit Officer. Kunisch has 21 years experience in the banking industry primarily in the commercial lending specialty.

About 1st Mariner Bancorp

1st Mariner Bancorp is a bank holding Company with total assets of $1.2 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 22 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland and the Eastern Shore of Maryland.  1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “FMAR.OB”.  1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding the Company’s efforts to meet regulatory capital requirements established by the Federal Reserve and the FDIC, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, the Company’s ability to increase its capital levels and those of 1st Mariner Bank, volatility in the financial markets, changes in regulations applicable to the Company’s business, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, and the possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth).Greater detail regarding these factors is provided in the forward looking statements and Risk Factors sections included in the reports filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2011. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

Contact:

Bill Atkinson

Weber Shandwick

410-558-2100